UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INGENIUM CAPITAL CORP.
(Exact name of Registrant as specified in its charter)

NEVADA	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

INGENIUM CAPITAL CORP.
2360 Palmerston Ave.
West Vancouver, B.C., V7V -2W1
Tel: (604) 763-4880
(Name, address, and telephone number of registrant's principal executive offices, including zip code)

Michael H. Taylor, Esq.
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street,
Vancouver, BC V6E 4N7
Tel: 604-689-9111
(Name, address, and telephone number of agent for service, including zip code)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM	AMOUNT OF
SECURITIES TO BE	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	REGISTRATION
REGISTERED	REGISTERED	PER SHARE (1)	OFFERING PRICE (2)	FEE (2)
Common Stock	2,402,000 Shares	$0.10	$240,200	$30.43

(1)	This price was arbitrarily determined by Ingenium Capital Corp.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED August 10, 2004

PROSPECTUS

INGENIUM CAPITAL CORP.

2,402,000 SHARES
COMMON STOCK

The selling shareholders named in this prospectus are offering the 2,402,000 shares of our common stock offered through this prospectus. We will not receive any proceeds from this offering. We have set an offering price for these securities of $0.10 per share of our common stock offered through this prospectus. The 2,402,000 shares offered under this prospectus are being offered on a "best efforts" basis and there is no assurance that all or any of the 2,402,000 shares offered will be subscribed.

			Proceeds to Selling Shareholders
	Offering Price	Commissions	Before Expenses and Commissions
Per Share	$ 0.10	Not Applicable	$0.10
Total	$ 240,200	Not Applicable	$240,200

Our common stock is presently not traded on any market or securities exchange.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled "Risk Factors" on pages 8 through 10 before buying any of our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: August 10, 2004

TABLE OF CONTENTS

Page

Summary	5

Risk Factors	7

Risks Related To Our Financial Condition And Business Model	7

If we do not obtain additional financing, our business will fail	7

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern	7

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail	7

As the possibility of the Glove 2 mineral claim containing reserves of gold is extremely remote, all funds that we plan to spend on exploration of the Glove 2 mineral claims will probably be lost and unrecoverable	8

Even if we discover commercial reserves of precious metals on our mineral claim, we may not be able to raise the financing that would be required for us to successfully obtain commercial production	8

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability	8

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	8

Because access to our mineral claim may be restricted by inclement weather, we may be delayed in our exploration	8

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	8

Because our directors and executive officers do not have formal training specific to the technicalities of mineral exploration, our management may make decisions that will reduce the likelihood of our being able to locate commercially exploitable reserves with the result that there is a higher risk our business will fail	8

Risks Related To Legal Uncertainty and Regulations	9

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program	9

If we receive positive results from our exploration program and we decide to pursue commercial production, we may be subject to an environmental review process that may delay or prohibit commercial production	9

Risks Related To This Offering	9

Because a limited number of shareholders control a large percentage of our common stock, Investors may find that these shareholders have the power to control our management	9

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	10

Because a quorum for a meeting of our shareholders is shareholders holding a minimum of 1% of our outstanding shares, shareholders holding substantially less than 50% or 33 1/3% of our common stock may constitute a quorum at meetings of our shareholders and pass resolutions of the shareholders which will be binding on all shareholders, except where majority shareholder approval is required by law	10

Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock	10

Forward-Looking Statements	10

Use of Proceeds	10

Determination of Offering Price	10

Dilution	11

Selling Shareholders	11

Plan of Distribution	17

Legal Proceedings	17

Directors, Executive Officers, Promoters and Control Persons	18

Security Ownership of Certain Beneficial Owners and Management	19

Description of Securities	20

Interest of Named Experts and Counsel	23

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23

Organization Within Last Five Years	23

Description of Business	24

Management's Discussion and Analysis or Plan of Operations	32

Description of Property	34

Certain Relationships and Related Transactions	34

Market for Common Equity and Related Stockholder Matters	35

Executive Compensation	37

Financial Statements	38

Changes in and Disagreements with Accountants	38

Where You Can Find More Information	39

Until ______ , all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Ingenium" refers to Ingenium Capital Corp. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares.

INGENIUM CAPITAL CORP.

We are engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim comprised of a twenty unit grid claim block with an area of 400 hectares and located in the Pass Creed area 20 kilometers north of Grand Forks, British Columbia, Canada, known as the "Glove Claim". Title to our mineral claim is held by our subsidiary, Ingenium Capital B.C. Ltd., that is the registered owner of the Glove Claim. A hectare is an area that is square and that measures 100 meters on each side. Our plan of operations is to conduct mineral exploration activities on the Glove Claim in order to assess whether the claim possesses commercially exploitable mineral deposits of gold.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Our financial information as of January 31, 2004, the date of our most recently completed fiscal year, and April 30, 2004, the date of our recently completed fiscal quarter for which financial statements are available, is summarized below:

Consolidated Balance Sheet:

	January 31, 2004 (Audited)	April 30, 2004 (Unaudited)
Cash	$78,792	$72,450
Total Assets	$78,792	$72,450
Liabilities	$3,360	$11,146
Total Stockholders' Equity	$75,432	$61,304

Consolidated Statement of Operations and Comprehensive Income:

	January 31, 2004 (Audited)	Three Months ended April 30, 2004 (Unudited)
Revenue	$0	$0
Net Loss for the Period	$16,768	$14,128
Net Loss Per Share	$0	$0.00

Our fiscal year end is January 31. Our current fiscal year will end on January 31, 2005.

We were incorporated on October 27, 2003 under the laws of the State of Nevada. Our principal offices are located at 2360 Palmerston Avenue, West Vancouver, British Columbia, Canada. Our telephone number is (604) 763-4880.

The Offering

The Issuer	Ingenium Capital Corp.

Selling Shareholders
The selling shareholders are existing shareholders of Ingenium who purchased common shares from us in January, 2004 and December, 2003 in private placement transactions. The issue of the shares by us to the selling shares was exempt from the registration requirements of the Securities Act.

Securities Being Offered	Up to 2,402,000 shares of our common stock.

Offering Price
The offering price of the common stock is $0.10 per share. We intend to apply to the over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None.

Common Shares Outstanding Before and After the Offering:	7,402,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition And Business Model

If we do not obtain additional financing, our business will fail

Our current operating funds may only cover the first four phases of our exploration program. In order for us to perform any further exploration or extensive testing we will need to obtain additional financing. As of April 30, 2004, we had cash in the amount of $72,450 . We currently do not have any operations and we have no income. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. While we have sufficient funds to carry out phase one to phase four of the recommended exploration program on the Glove Claim, we may require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern

We have incurred a net loss of $30,488 for the period from October 27, 2003 (inception) to April 30, 2004, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended January 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail

We were incorporated on October 27, 2003 and to date have been involved primarily in organizational activities and the acquisition of the Glove mineral claim. We have not earned any revenues as of the date of this prospectus. We are in the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold in our optioned mineral claim. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

As the possibility of the Glove 2 mineral claim containing reserves of gold is extremely remote, all funds that we plan to spend on exploration of the Glove 2 mineral claims will probably be lost and unrecoverable.

The probability of an individual mineral claim such as the Glove Claim having reserves is extremely remote. In all probability our exploration activities will not result in our establishing that the Glove Claim contains reserves. Accordingly, the funds that we spend on exploration activities on the Glove Claim will probably be lost and unrecoverable.

Even if we discover commercial reserves of precious metals on our mineral claim, we may not be able to raise the financing that would be required for us to successfully obtain commercial production

Our mineral claim does not contain any known reserves of gold or other precious minerals. If our exploration programs are successful in discovering reserves of gold or other precious minerals of commercial tonnage and grade, we will require additional funds in order to place the mineral claim into commercial production. At this time, there is a risk that we will not be able to obtain such financing as and when needed. There is no assurance that we will be able to secure the financing that we will require to commence commercial production even if our exploration programs are successful in discovering reserves of commercial tonnage

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claim, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because access to our mineral claim may be restricted by inclement weather, we may be delayed in our exploration

Once exploration begins, access to the claim may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our exploration efforts.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Our directors and officers are employed on a full time basis by other companies. Because we are in the early stages of our business, Mr. Asselstine will not be spending a significant amount of time on our business. Mr. Asselstine expects to expend approximately 5 hours per week on our business. Competing demands on Mr. Asselstine's time may lead to a divergence between his interests and the interests of other shareholders.

Because our directors and executive officers do not have formal training specific to the technicalities of mineral exploration, our management may make decisions that will reduce the likelihood of our being able to locate commercially exploitable reserves with the result that there is a higher risk our business will fail.

Neither William Asselstine nor Derrick Page, our executive officers and directors, has any formal scientific or technical training as a geologist or as a mining engineer, any technical training in the management of a mineral exploration company or any other professional or technical credentials related to mineral exploration, mine development or mining. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, the lack of training and experience of our management in this industry could result in management making decisions that could result in a reduced likelihood of our being able to locate commercially exploitable reserves on our mineral claims with the result that we would not be able to achieve revenues or raise further financing to continue exploration activities. In view of this risk, we will have to rely on the technical services of others trained in appropriate areas. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan.

Risks Related To Legal Uncertainty and Regulations

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. Our annual cost of compliance with the Mineral Tenure Act is presently approximately $1,500 per year.

If we receive positive results from our exploration program and we decide to pursue commercial production, we may be subject to an environmental review process that may delay or prohibit commercial production

If the results of our geological exploration program indicate commercially exploitable reserves, and we decide to pursue commercial production of our mineral claim, we may be subject to an environmental review process under environmental assessment legislation. Compliance with an environmental review process may be costly and may delay commercial production. Furthermore, there is the possibility that we would not be able to proceed with commercial production upon completion of the environmental review process if government authorities did not approve our mine or if the costs of compliance with government regulation adversely affected the commercial viability of the proposed mine.

Risks Related To This Offering

Because a limited number of shareholders control a large percentage of our common stock, investors may find that these shareholders have the power to control our management.

Mr. William Asselstine, our president and sole director, controls 67.5% of our issued and outstanding shares of Common Stock. Accordingly, in accordance with our articles of incorporation and bylaws, Mr. Asselstine is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. The interests of Mr. Asselstine may not be, at all times, the same as that of other shareholders. Since Mr. Asselstine is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive Investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Asselstine exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. Asselstine will have the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including the merger of the Company with or into another company, the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership with Mr. Asselstine may also have the effect of delaying, deferring or preventing a change in control of the Company which may be disadvantageous to minority shareholders.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline

The selling shareholders are offering 2,402,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 32.5% of the common shares outstanding as of the date of this prospectus.

Because a quorum for a meeting of our shareholders is shareholders holding a minimum of 1% of our outstanding shares, shareholders holding substantially less than 50% or 33 1/3% of our common stock may constitute a quorum at meetings of our shareholders and pass resolutions of the shareholders which will be binding on all shareholders, except where majority shareholder approval is required by law.

Our bylaws specify that shareholders holding a minimum of 1% of our outstanding common shares is required for a quorum of shareholders to be present at any meeting of our shareholders. If a quorum of shareholders is present at a meeting of our shareholders, then the shareholders present may act to pass resolutions of shareholders, subject to compliance with the requirements of our bylaws and Chapter 78 of the Nevada Revised Statutes which is our governing corporate law and which imposes majority shareholder approval requirements in certain circumstances. Typically, the bylaws of public companies require that shareholders holding a minimum of 33 1/3 % or 50% of outstanding shares are necessary to constitute a quorum at a meeting of shareholders. Generally, state corporate law will impose a minimum quorum requirement of 50% or 33 1/3% of outstanding shares, as is the case in Delaware, provided that the corporate law in some states enables the company to lower this quorum requirement. In Nevada, state corporate law imposes a minimum quorum requirement of 50% of outstanding shares, unless the articles of incorporation or bylaws of a company provide otherwise, which is the case with our bylaws. Accordingly, shareholders holding substantially less than 50% or 33 1/3% of our common stock may constitute a quorum at meetings of our shareholders and pass resolutions of the shareholders which will be binding on all shareholders, except where majority shareholder approval is required by law.

Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Securities and Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled "Market For Common Equity And Related Stockholder Matters -- No Public Market for Common Stock", below.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of common stock which was $0.10 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the over-the-counter bulletin board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the "Exchange Act"). We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 2,402,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 2,402,000 shares of common stock offered through this prospectus from us in the following transactions:

1.	The selling shareholders acquired 1,700,000 shares of our common stock from us at a price of $0.01 per share in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the "Securities Act") and completed on December 13, 2003.

2.	The selling shareholders acquired 702,000 shares of our common stock from us at a price of $0.10 per share in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the "Securities Act") and completed on January 30, 2004.

The following table provides as of August 10, 2004 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Greg Alexander 111 – 2422 Erlton Street, S.W. Calgary, AB T2S 3B6	20,000	20,000	NIL	NIL
Blake Asselstine Suite 600, 1111 W. Georgia Street Vancouver, BC V6E 4M3	100,000	100,000	NIL	NIL
Ian J. Asselstine 3083, 595 Burrard Street Vancouver, BC V7X 1K8	100,000	100,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Robert V. Burns 581 St. Giles Road West Vancouver, BC V7S 1L7	5,000	5,000	NIL	NIL
Dale K. Campbell 726 – 15 Street N.W. Calgary, AB T2N 2B2	50,000	50,000	NIL	NIL
William L. Campbell # 2101 – 33 Chesterfield Place North Vancouver, BC V7M 3K4	50,000	50,000	NIL	NIL
Grace Chasmar 5162 Meadfeild Road West Vancouver, BC V7W 3B8	10,000	10,000	NIL	NIL
Leslie R. Chasmar 642 Saskatchewan Crescent, East Saskatoon, SK S7N 0K9	10,000	10,000	NIL	NIL
Casey Cleland 14 - 828 West 16 th Street North Vancouver, BC V7P 1R3	350,000	350,000	NIL	NIL
Carolyn M. Coleclough 2360 Palmerston Avenue West Vancouver, BC V7V 2W1	100,000	100,000	NIL	NIL
Brian Coleman 805 West 14 th Avenue Vancouver, BC V5Z 1R2	10,000	10,000	NIL	NIL
Pamela J. Corbett 70 Courtney Crescent New Westminster, BC V3L 4M2	5,000	5,000	NIL	NIL
Kristine Dobson 4400 King Road King City, ON L7B 1K4	20,000	20,000	NIL	NIL
Chris Earle 325 46 th Avenue, W. Vancouver, BC V5Y 2X4	2,000	2,000	NIL	NIL
Robert Fiorvento #306 – 535 Nicola Street Vancouver, BC V6G 3G3	20,000	20,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Andreas Freyvogel #106 – 252 West 2 nd Street North Vancouver, BC V7M 1C8	2,000	2,000	NIL	NIL
Claire Freyvogel 987 Glenora Avenue North Vancouver, BC V7R 1M6	4,000	4,000	NIL	NIL
Francois Freyvogel #69 – 2212 Folkestone Way West Vancouver, BC V7S 2X7	3,000	3,000	NIL	NIL
Gibault Property Corp. 4464 West 9 th Avenue Vancouver, BC V6R 2E2	20,000	20,000	NIL	NIL
Oliver Gilbert 3806 West 34 th Avenue Vancouver, BC V6N 2L3	10,000	10,000	NIL	NIL
David Harper 3586 Creery Avenue West Vancouver, BC V7V 2M1	350,000	350,000	NIL	NIL
Ronda M. Harper 3586 Creery Avenue West Vancouver, BC V7V 2M1	20,000	20,000	NIL	NIL
Donna Ichikawa #305 – 124 West 3 rd Street North Vancouver, BC V7M 1E8	352,000	352,000	NIL	NIL
William S. Jamieson 1225 Duchess Avenue West Vancouver, BC V7T 1H3	15,000	15,000	NIL	NIL
Ian J. Mackay 4625 Cherbourg Drive West Vancouver, BC V7W 1H8	10,000	10,000	NIL	NIL
Maramagnum Holdings Inc. 105 Briarwood Road Markham, ON L3R 2W9 Beneficial Owner: Greg Alexander	20,000	20,000	NIL	NIL
Kyle Matheson #5 – 1465 West 15 th Avenue Vancouver, BC	5,000	5,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
Ian D. McBean #1 – 1125 17 Avenue S.W. Calgary, AB T2T 0B5	350,000	350,000	NIL	NIL
Catherine McLaughlin 3822 Edinburgh Street Burnaby, BC V5C 1R6	5,000	5,000	NIL	NIL
Donald D. McLean 7128 Bench Drive Prince George, BC V2K 5A2	10,000	10,000	NIL	NIL
Ian Mitchell 3822 Edinburgh Street Burnaby, BC V5C 1R6	5,000	5,000	NIL	NIL
Nicholas Monohan #27 – 2222 Alma Street Vancouver, BC V6R 3R3	5,000	5,000	NIL	NIL
Sam& Kathy Nakhleh 16 th Floor, 200 Granville Street Vancouver, BC V6C 2R6	20,000	20,000	NIL	NIL
Mateo Ocejo #702 – 1067 Marinaside Crescent Vancouver, BC V6Z 3A4	20,000	20,000	NIL	NIL
Alex Page #19 – 1475 Deep Cove Road North Vancouver, BC V7G 2S3	30,000	30,000	NIL	NIL
Hamish Page 3570 West 3 rd Avenue Vancouver, BC V6R 1L7	5,000	5,000	NIL	NIL
Ken Page #2101 – 33 Chesterfield Place North Vancouver, BC V7M 3K4	50,000	50,000	NIL	NIL
Jeff Pike #2 – 3223 Laurel Street Vancouver, BC V5Z 4N1	5,000	5,000	NIL	NIL
Andrew Piller 3737 Pine Crescent Vancouver, BC V6J 4K4	5,000	5,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
R. Cleverland Pryde 1254 English Bluff Road Delta, BC V4M 2N9	20,000	20,000	NIL	NIL
Patricia Sanderson 805 West 14 th Avenue Vancouver, BC V5Z 1R2	5,000	5,000	NIL	NIL
Helen Shrieves 4565 Strathcona Road North Vancouver, BC V7G 1G7	20,000	20,000	NIL	NIL
Richard Shrieves 4565 Strathcona Road North Vancouver, BC V7G 1G7	20,000	20,000	NIL	NIL
Sidonia Technical Services 105 Briarwood Road Markham, ON L3R 2W9 Beneficial Owner: Greg Alexander	20,000	20,000	NIL	NIL
Brian Southam 1931 Panorama Drive North Vancouver, BC V7G 1V2	70,000	70,000	NIL	NIL
Paul Sullivan 3 rd Floor, 717 West Pender Street Vancouver, BC V6C 1G9	10,000	10,000	NIL	NIL
Dennis Swanson 12496 24A Avenue Surrey, BC V4A 9Y3	20,000	20,000	NIL	NIL
Chris Turner 435 West 13 th Avenue Vancouver, BC V5Y 1W4	5,000	5,000	NIL	NIL
Farrell Turvey 3300 Deering Island Place Vancouver, BC V6N 4H9	10,000	10,000	NIL	NIL
Alexa Ulinder #304 – 1510 Nelson Street Vancouver, BC V6G 1M1	2,000	2,000	NIL	NIL
Eddie Wong 2978 West 39 th Avenue Vancouver, BC V6N 2Z6	5,000	5,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
William James Wright 5338 Cypress Street Vancouver, BC V6M 3R4	2,000	2,000	NIL	NIL
Todd Yuen 16 th Floor, 200 Granville Street Vancouver. BC V6C 2R6	20,000	20,000	NIL	NIL
TOTAL	2,402,000	2,402,000

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Other than Ian J. Asselstine and Blake Asselstine, each of whom is an adult son of Mr. William Asselstine, our sole officer and director, none of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the over-the-counter bulletin board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the over-the-counter bulletin board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The selling shareholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $21,030, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane & Associates LLP, 3199 E. Warm Springs Road, Suite 200, Las Vegas, Nevada 89120.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of August 10, 2004 are as follows:

Name	Age	Office(s) Held
William Asselstine	59	President, Secretary and Treasurer
Derrick Page	38	Vice President, Corporate Development

Set forth below is a brief description of the background and business experience of our officers and directors.

William J. Asselstine, is our president, secretary and treasurer and our sole director. Mr. Asselstine has been our president, secretary and treasurer and our sole director since our incorporation on October 27, 2003. Mr. Asselstine is also presently the Vice President of Real Estate Services for Tri Crest Professional Services, and has occupied this position since November 2003. Tri Crest Professional Services is a private consulting company that provides technical and real property consulting services to business engaged in the telecommunications industries. Consulting services generally relate to short to medium term assistance primarily to telephone companies in relation to the installation and de-commissioning of telecommunications services and equipment. Mr. Asselstine's focus within Tri Crest Professional Services is related to real estate services associated with leasing and acquisition of real estate for telecommunications companies.

Previously, Mr. Asselstine was the president, secretary and treasurer and the sole director of New Paltz Capital Corp., a company engaged in mineral exploration, from March 2000 to August 2003. New Paltz Capital was a reporting company whose shares were registered under the Securities Exchange Act of 1934 and that was also engaged in the business of early stage mineral exploration. Mr. Asselstine entered into a private stock sale transaction in August 2003 whereby he sold his shares in New Paltz Capital that represented approximately 80% of the outstanding shares of New Paltz Capital. Subsequent to this transaction, New Paltz Capital changed its name to FemOne, Inc.

From June 2002 to April 2003, Mr. Asselstine was a consulting site acquisition contractor for Scott Land and Lease Ltd. Mr. Asselstine was also a site acquisition contractor for Telus Mobility from April 2003 to November 2003. Mr. Asselstine was the director of real estate operations for NTG Clarity Networks Inc. from June 2001 to May 2002, and a director of real estate operations for Javelin Connections Inc. from December 2000 to May 2001. Mr. Asselstine was a building access specialist with AT&T Canada Inc. from November 1998 to November 2000. Each of NTG Clarity Networks, Javelin Connections and AT&T Canada are engaged in the business of telecommunications. Mr. Asselstine was a senior negotiator for Colliers International, an international commercial real estate brokerage and property management business headquartered in Vancouver, British Columbia, from March 1980 to October 1998.

Mr. Asselstine served as an officer and director of various companies engaged in the businesses of mineral and oil and gas exploration whose shares were traded on the Vancouver Stock Exchange during the period from the late 1970's to 1985. These companies included Boulder Mountain Resources Ltd., The Bullet Group Inc., Maple Leaf Petroleum Ltd., Rio Blanco Resources Ltd., Warwick Petroleum Ltd., Wildrose Petroleum Ltd., Fairmile Gold Corp., Buffalo Resources Ltd., Canadian Cariboo Resources Ltd., Rich Capital Corp. and Xing Hai Resources Ltd.

Mr. Asselstine does not have any formal scientific or technical training as a geologist or as a mining engineer, any technical training in the management of a mineral exploration company or any other professional or technical credentials related to mineral exploration, mine development or mining.

Mr. Asselstine presently devotes approximately 15% of his business time, approximately 6 hours per week, to management of our business. Mr. Asselstine presently devotes approximately 60% of his business time to Tri Crest Professional Services.

Derrick Page, is our vice president of corporate development. Mr. Page has been our vice president of corporate development since November 13, 2003. Mr. Page holds a Bachelor of Business Administration degree from Simon Fraser University and a Master of Business Administration degree from the University of British Columbia. From 1989 to 1994, Mr. Page was employed in the mineral exploration industry in Canada, conducting extensive filed work in such areas as Eskay Creek and Bronson Creek in Northwest British Columbia, Canada and the Lac de Gras region of the Northwest Territories, Canada. In 1994 Mr. Page joined Colliers International, where he worked until 1997 as a commercial real estate broker. Colliers International is a commercial real estate brokerage and real property management company that operates internationally. In 1997, Mr. Page joined Oxford Properties Group, where he is currently General Manager for the Vancouver region. In this capacity he manages over $100 million in real estate assets on behalf of a major pension fund. Oxford Properties Group is a property management company that is engaged primarily in the management of Canadian properties for property owners.

Mr. Page does not have any formal scientific or technical training as a geologist or as a mining engineer, any technical training in the management of a mineral exploration company or any other professional or technical credentials related to mineral exploration, mine development or mining.

Mr. Page devotes substantially all of his business time to Oxford Properties Group. Mr. Page presently devotes approximately 2 hours per week to management of our business.

Compensation

We pay Mr. Asselstine compensation pursuant to a management and administrative services agreement with Mr. Asselstine dated May 1, 2004, as described below under the heading “Executive Compensation - Management Agreement”. We presently do not pay any compensation to Mr. Page.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establish various committees during the current fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 10, 2004 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) named executive officers, and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Directors and Officers
Common Stock	William Asselstine	5,000,000	67.5%

	President, Secretary and Treasurer 2360 Palmerston Avenue West Vancouver, BC V7V 2W1	Direct
Common Stock	Derrick Page Vice President, Corporate Development Suite 900 – 1055 West Hastings Street, Vancouver, BC	NIL	NIL
Common Stock	All Officers and Directors as a Group (2 persons)	5,000,000	67.5%

(1)	The percentage of common stock held is based on 7,402,000 shares of common stock issued and outstanding as of August 10, 2004

We believe that that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 10, 2004 , there were 7,402,000 shares of our common stock issued and outstanding that were held by fifty four (54) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of Ingenium, the holders of shares of our common stock will be entitled to receive pro rata all assets of Ingenium available for distribution to such holders.

In the event of any merger or consolidation of Ingenium with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property

(including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

EXPERTS

Lang Michener LLP, legal counsel, of Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7, has provided an opinion on the validity of our common stock.

Amisano Hanson, chartered accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Amisano Hanson has presented their report with respect to our audited financial statements. The report of Amisano Hanson is included in reliance upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on October 27, 2003 under the laws of the State of Nevada. Our president, Mr. William Asselstine, is our sole promoter. Mr. Asselstine purchased 5,000,000 shares of our common stock effective October 27, 2003 for an aggregate purchase price of $5,000.

GLOSSARY OF TECHNICAL TERMS

The following defined technical terms are used in our registration statement on Form SB-2:

adit	An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimetres or more in diameter.

drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.

massive	Solid (without fractures) wide (thick) rock unit.

massive sulfide zones	A zone containing predominantly sulfide minerals.

mineralization	The concentration of metals and their chemical compounds within a body of rock.

quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

reserve
For the purposes of this registration statement: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

skarn	A term used to describe the metamorphic rocks surrounding an igneous intrusive where the latter comes in contact with a limestone or dolomite rock formation.

skarn zones	A contact zone with an intrusive that contains "skarn" minerals such as magnetite and garnets.

sulfide zones	Zones containing sulfide minerals.

vein	An occurrence of minerals with an irregular development in length, width and depth usually from an intrusion of igneous rock.

volcanics	Volcanically formed rocks.

volcanogenic sulfide zones	Sulfide zones originating as a result of volcanism.

zones	A continuous dissimilar section.

DESCRIPTION OF BUSINESS

Overview

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own a mineral claim that we refer to as the Glove 2 mineral claim (the "Glove Claim"). Exploration of this mineral claim is required before any determination as to its viability can be made. No commercially viable mineral deposit may exist on our mineral claim. Our plan of operations is to carry out exploration work on this claim in order to ascertain whether they possess commercially exploitable deposits of gold. We can provide no assurance to investors that our mineral claim contains a mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of gold. We will not be able to determine whether or not our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired the Glove Claim in December 2003. Title to the mineral claim is registered in the name of Ingenium Capital B.C. Ltd., our wholly owned British Columbia subsidiary, that we incorporated for the purpose of holding title in British Columbia. We completed the first phase of an exploration program on the Glove Claim in January 2004. This initial phase of exploration included compilation of previous exploration date, analysis of the data and preparation of a compilation map and geological report. We received a copy of this geological report dated January 24, 2004. We completed the first stage of the second phase of the exploration program recommended by the geological report in February 2004. We have completed the second stage of the second phase of the exploration program and we received a further geological report on the results of this stage which recommended completion of the first stage of the third phase of the recommended exploration program.

Acquisition of the Glove Claim

The Glove Claim was staked on our behalf by John Kemp for consideration of $4,000. We acquired a 100% undivided interest in the Glove Claim from Mr. Kemp in December 2003. Title to the Glove Claim is held in the name of our wholly owned subsidiary, Ingenium Capital B.C. Ltd.

Description of the Glove Mineral Claim

The Glove Claim is comprised of a twenty unit grid claim block with an area of 400 hectares and located in the Pass Creed area 20 kilometers north of Grand Forks, British Columbia, Canada.

The Glove Claim is recorded with the Ministry of Energy and Mines, Province of British Columbia, Canada under the following name, tag and tenure number:

Name of Mineral Claim	Tag Number	Tenure Number	Expiry Date
GLOVE 2	237750	407217	December 14, 2004

Title to the Glove Claim is held in the name of our wholly owned subsidiary, Ingenium Capital B.C. Ltd. The Province of British Columbia owns the land covered by the mineral claim.

Our mineral claim will expire on December 14, 2004. We intend to extend our claim on this expiration date. Mineral claims of this type may be extended either by completing sufficient work and filing a report on the work completed on the mineral property with the British Columbia Ministry of Energy and Mines, or by paying a filing fee in lieu of performing the exploration work. The fee amount is approximately $100 per claim, per year in the first three years, and $200 per claim, per year afterwards, up to ten years. We have completed sufficient mineral exploration work on the property this year to maintain the claims in good standing to December 14, 2005 without paying a filing fee to the Province of British Columbia in lieu of completing exploration work.

Location, Access and Physiography

The Glove Claim is comprised of a twenty unit grid claim block with an area of 400 hectares and located in the Pass Creed area 20 kilometers north of Grand Forks, British Columbia, Canada and five kilometers north of the Canada-United States border. The property is located within in the Greenwood Mining Division in British Columbia.

GLOVE
2 CLAIM
BRITISH
COLUMBIA
UNITED
STATES
0 100 200 300 400 km
N
Fraser River
Thompson River
Cache Creek
KAMLOOPS
Spences Bridge
Merritt
TRANSCANADA
HWY. 97
GARIBALDI PROVINCIAL PARK
Harrison Lake
Hope
Princeton
HWY. 3
KELOWNA
Okanagan Lake
PENTICTON
Upper Arrow Lake
Lower Arrow Lake
HWY 3
Grand Forks
VANCOUVER
U.S.A.
VICTORIA
0
80
160
240 km

The Glove Claim region is situated within the dry belt of British Columbia with rainfall between 25 and 30 centimeters per year. Temperatures during the summer months could reach a high of 30°C and average 25°C with the winter temperatures reaching a low of -15°C. On the property, there is snow on the ground from December to April. This would not hamper a year-round exploration program according to our geologist. The general climate of the area would allow a snow free surface exploration program of up to nine months per year at the lower elevations.

The property is located within the Christina Range of the Monashee Mountains which is characterized by moderate to steep forested slopes to elevations of 1,950 meters. Elevations on the property range between 1,200 and 600 meters.

Grand Forks and Greenwood, are historic mining centers located within 40 kilometers of the property. They may be a source of experienced mining personnel and mining related equipment for us. Castlegar, located 175 kilometers east of the property or Penticton, located 140 kilometers north of the property, are serviced daily by commercial airline. Vancouver, the largest city in the Province of British Columbia, is located seven hours distant by road and less than one hour by air from Penticton or Castlegar. Access from Grand Forks is provided by a paved highway for ten kilometers with the last two kilometers by an all-weather gravel road directly to the Glove Claims. Access to Grand Forks is by British Columbia provincial highway number 3 from Penticton or Castlegar.

Sufficient water for all phases of our proposed exploration program may be available from Pass Creek or Granby River, both adjacent to the property, or from many other variably sized water courses within the boundary of the property. Electrical power may be available from a high voltage transmission line that is within one kilometer from the property.

Exploration History of the Glove Claim

The Glove Claim covers ground that has been explored since 1901 and resulted in underground exploratory workings and the delineation of three mineralized zones over a strike length of 400 metres. The claim incorporates the former Simpson mine which includes open cuts, shafts, and drifts exploring mineralized zones. In 1934, Hecla Mining shipped 364 tons of material from the Simpson Mine on the Glove Claim which averaged 0.72 oz Au/ton and 0.25 oz Ag/ton.

Subsequent exploration work on the Glove Claim ground included geochemical, geophysical, and geological surveys in addition to diamond drilling predominantly within one of the three mineral zones known on the property. Exploration work has been carried on intermittently on the Glove Claim during the 1960's, 1970's, 1980's and 1990's.

Property Geology and Mineralization

Exploration work on the Glove Claim has resulted in the delineation of three main zones of mineralization. These three zones are the Glover Creek zone, the Main zone and the East zone. In addition, other showings of mineralization have been observed which warrant further exploration. The gold mineralization on the Glover claim occurs within massive sulfide zones and skarn zones. Prior drilling results have indicated that the mineral zones vary in grade from low grade mineralization near surface to higher grade mineralization to depth.

A continuing exploration program of geological, geochemical and geophysical surveys is recommended by our geologist to delineate potentially economic mineral zones. The recommended exploration is discussed in further detail below under the heading "Current State of Exploration."

Recommendations of Geological Report and the Proposed Geological Exploration Program

We engaged Laurence Sookochoff, P.Geo., to prepare a geological evaluation report on the Glove Claim. Mr. Sookochoff is a consulting geologist and professional engineer in the Geological Section of the Association of Professional Engineers of the Province of British Columbia, Canada.

The work completed by Mr. Sookochoff in preparing the geological report consisted of the review of geological data from previous exploration. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claim. The work involved in this data acquisition included report reproduction and compilation of preexisting information.

We received the geological evaluation report on the Glove Claim prepared by Mr. Sookochoff on January 24, 2004. This report is entitled "Geological Evaluation Report on the Glove 2 Mineral Claim". The geological report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim.

In his geological report, Mr. Sookochoff, recommended that a five phase exploration program, at an estimated cost of $65,250, be undertaken on the property to assess its potential to host high grade gold mineralization within quartz and sulphide veins. The five phase program consists of the following:

Phase	Exploration Program	Status	Cost(1)
Phase I	Compilation of previous exploration data, preparation of a compilation map, and analysis of the data and compilation map.	Completed in January, 2004.	$3,750
Phase II	A. General field examination and study of known mineral zones including localized geophysical surveys.	Completed in February, 2004.	$2,625
	B. Detailed field examination and study of known mineral zones including localized geophysical surveys.	Field work completed in May 2004 and Property Report received in early August 2004.	$2,625
Phase III	A. General field examination of potential exploration sites, including geological mapping, localized geophysical surveys and sampling using the knowledge obtained from the known exploration areas.	Expected to be completed in late 2004, subject to positive results from earlier phases.	$3,750
	B. Detailed field examination of potential exploration sites, including geological mapping, localized geophysical surveys and sampling using the knowledge obtained from the known exploration areas.	Expected to be completed in late 2004, subject to positive results from earlier phases.	$3,750
Phase IV	Test diamond drilling of the targets delineated within the potential exploration sites.	To be completed in mid 2005 based on results of Phase III.	$11,250
Phase V	Follow-up diamond drilling.	To be completed in late 2005 based on results of Phase III.	$37,500

(1) Based on a conversion of $1.00 CDN equal to $0.75 US.

Phase I of our exploration program, consisting of a compilation of previous exploration data, preparation of a compilation map, and analysis of the data and compilation map was completed by our geologist in January, 2004. The first stage of phase II of our exploratory program was conducted by Mr. Sookochoff on February 13, 2004 and consisted of general field examination and a study of known mineral zones including localized geophysical surveys. Mr. Sookochoff completed his review of Phase II work results on our Glove Claim and provided us with a report containing his conclusions. Mr. Sookochoff concluded that the results were favorable and he recommended we proceed to the next stage of phase II of our exploration program. The second stage of our phase II exploration program consists of detailed field examination of potential exploration sites, including geological mapping, localized geophysical surveys and sampling using the knowledge obtained from the known exploration areas, is expected to be completed by mid 2004. Mr. Sookochoff completed the field work for the second stage of the second phase of the exploration program in May 2004. We received a further geological report from Mr. Sookochoff on the results of second stage of phase two of the exploration program in early August 2004, as discussed below under the heading “Current State of Exploration”. Mr. Sookochoff concluded that the results of second stage of phase two are sufficiently positive to warrant proceeding with the first stage of phase three of the recommended work program.

The phased program of exploration activities would have a goal of generating and prioritizing targets to test by trenching or drilling. The initial exploration activities on the Glove Claim (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

Our cash on hand as of April 30, 2004 is $72,450. We have sufficient cash on hand to pay the costs of our proposed exploration program. However, we may require additional financing in order to proceed with any additional work beyond Phase V of our exploration program.

The geological review and interpretations required in Phases III and IV of the exploration program will be comprised of reviewing the data acquired and analyzing this data to assess the potential mineralization of the mineral claim. Geological review entails the geological study of an area to determine the geological characteristics, identification of rock types and any obvious indications of mineralization. The purpose of undertaking the geological review is to determine if there is sufficient indication of mineralization to warrant additional exploration. Positive results at each stage of the exploration program would be required to justify continuing with the next stage. Such positive results would include the identification of the zones of mineralization. As mentioned, positive results have been achieved for Phase II of the work program and the commencement and completion of work on the second stage of Phase II is considered justified.

Current State of Exploration

Our mineral claim presently does not have any mineral reserves. The property that is the subject of our mineral claim is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim.

We have only recently commenced exploration of the Glove Claim and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

Phase I of our exploration program, consisting of a compilation of previous exploration data, preparation of a compilation map, and analysis of the data and compilation map, was completed in January, 2004. The results of our phase I exploration program delineated three main zones of mineralization in addition to other mineralized showings that warrant additional exploration work.

The three mineralization zones identified by our geologist are described as follows: (i) the Glover Creek zone, containing a zone of massive sulfides bearing some gold values; (ii) the Main zone which has indicated some erratic gold values in a 121 meter zone; and (iii) the Eastern zone, in which the sample drilling failed to intersect the mineral zone exposed in the outcrop. A zone of volcanogenic sulfides was located north and west of the Glover Creek massive sulphide zone. Our geologist indicated that the encouraging features of the Glover Creek area is in the potential of delineating a volcanogenic related zone with economic copper, zinc, gold and silver values. Other mineral showings indicated by our geologist to warrant further exploration is the showing west of Glover Creek and the Simpson Mine which has had limited production, but has never been drilled.

The first stage of phase II of our exploration program consisting of a general field examination and study of known mineral zones including localized geophysical surveys, was completed in February, 2004. The check sampling on the Main zone on the property confirmed the presence of significant gold values within skarn and massive sulphide zones. In addition, check sampling of the adit mineral zone confirmed the presence of gold values within a skarn zone at the adit level. Based on the results of the first stage of phase II of our exploration program, our geologist recommended that we proceed with the second stage of phase II consisting of a more detailed field examination and study of known mineral zones including localized geophysical surveys. Field work for the second stage of phase II of our exploration program was completed in May 2004 and we received a further geological report from Mr. Sookochoff on the results of second stage of phase two of the exploration program in early August 2004. Field work included a field examination, the collection and assaying of samples and an electromagnetic survey. Mr. Sookochoff examined the showings in the property for their individual potential in delineating zones of potential economic mineralization. Mr. Sookochoff also analyzed the results of the electromagnetic survey. Mr. Sookochoff concluded in his report on the results of this second stage of phase two that the massive sulphide veins of the three zones, the Gover, Main and East, appear to be the same mineral event in time and space hosted by the original east-west structures within a sequence of volcanics and sediments. Mr. Sookochoff concluded that the results of second stage of phase two are sufficiently positive to warrant proceeding with the first stage of phase three of the recommended work program.

Competition

We are a junior mineral resource exploration company engaged in the business of mineral exploration. We compete with other junior mineral resource exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral resource exploration companies. The presence of competing junior mineral resource exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We also compete for mineral properties of merit with other junior exploration companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring the mineral properties. This competition could result in junior exploration companies acquiring mineral claims

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals, designed as production tenures. The Mineral Tenure Act does not apply to minerals held by crown grant or by freehold tenure.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report. British Columbia law requires that a holder of title to mineral claims must spend at least CDN$100 per mineral claim unit per year in order to keep the property in good standing, which we have done. Our annual cost of compliance with the Mineral Tenure Act is presently approximately CDN$2,000 per year.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Glove Claim (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work. We will be required to obtain a permit prior to commencing our phase IV and phase V diamond drilling program, in the event we proceed with those phases of our exploration program.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  Water discharge will have to meet drinking water standards;

  Dust generation will have to be minimal or otherwise re-mediated;

  Dumping of material on the surface will have to be re-contoured and re-vegetated with naturalvegetation;

  An assessment of all material to be left on the surface will need to be environmentally benign;

  Ground water will have to be monitored for any potential contaminants;

  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have tobe re-mediated; and

  There will have to be an impact report of the work on the local fauna and flora including a study ofpotentially endangered species.

Employees

We have no employees as of the date of this prospectus other than our two officers. We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

Other than Ingenium Capital B.C. Ltd., our wholly owned subsidiary incorporated under the laws of British Columbia, we have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Plan of Operations

Our business plan is to proceed with the exploration of the Glove Claim to determine whether there are commercially exploitable reserves of gold. We have recently completed the second stage of phase II of the exploration program recommended as a result of the findings of phase I and the first stage of phase II. We have received a geological report from our geologist summarizing the results of this exploration. Our consulting geologist recommended in his report on the second stage of phase two that we proceed to the first stage of the third phase of the recommended exploration program on the Gove Claim. The third phase of our exploration program will consist of a general and detailed field examination of potential exploration sites, including geological mapping, localized geophysical surveys and sampling using the knowledge obtained from the known exploration areas. We anticipate commencing the first stage of phase three in late 2004.

We have received the results from the second phase of the exploration program and we have determined to proceed to the third phase of the recommended exploration program. This third phase of the exploration is anticipated to cost $7,500. We anticipate proceeding with the first stage of phase three in late 2004. For each subsequent phase of exploration program that we undertake, we will make an assessment as to whether the results from the phase of exploration warrant additional exploration. Each assessment will include an assessment of our cash reserves after the completion of the prior phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

To April 30, 2004, we have expended a total of $10,184 on completing the first phase and the first stage of our second phase of our exploration program. The third phase of the exploration is anticipated to cost $7,500 and the fourth phase of our exploration program is anticipated to cost $11,250. We have sufficient cash on hand to complete the third and fourth stages of our exploration program. We anticipate that further exploration work beyond stage four will require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. In the event that we shall require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next 12 Months (US$)
Professional Fees	$10,000
Office Expenses	$10,000
Mineral Exploration Expenses (Phase Three: $7,500 and Phase Four: $11,250)	$18,750
Management and Administrative Expenses	$6,000
TOTAL	$44,750

We had cash in the amount of $72,450 as of April 30, 2004. Our total expenditures over the next twelve months are anticipated to be approximately $44,750 , the majority of which is due to general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months. After the twelve month period, and in the event we decide to proceed with the fifth phase of our exploration program, we may need to obtain additional financing for any operational or exploratory expenses.

Results Of Operations For the Periods Ending January 31, 2004 and April 30, 2004

We have not earned any revenue since inception. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

We incurred operating expenses in the amount of $13,451 for the three months ended April 30, 2004. We incurred operating expenses in the amount of $17,045 for the period from October 27, 2003 (incorporation) to January 31, 2004. Operating expenses for the three months ended April 30, 2004 and for the period from October 27, 2003 (incorporation) to January 31, 2004 included the following expenses:

Operating Expenses	Period from October 27, 2003 (Incorporation) to January 31, 2004	Three Months ended April 30, 2004
Accounting Fees	$3,950	$1,032
Legal Fees	$3,841	$7,683
Office facilities and Miscellaneous	$1,662	$1,214
Bank Charges	$45	$65
Filing Fees	Nil	$820
Mineral Property Development Costs	$7,547	$2,637
Total Operating Expenses	$17,045	$13,451

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to our continuing geological exploration program and the professional fees to be incurred in connection with the filing of amendments to this registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $13,451 for the three months ended April 30, 2004 and a cumulative loss of $30,496 for the period from October 27, 2003 (incorporation) to April 30, 2004. Our loss was attributable entirely to operating expenses.

Liquidity and Capital Resources

We had cash of $72,450 as of April 30, 2004, and had working capital of $61,304 as of April 30, 2004. We had cash of $78,792 as of January 31, 2004, and had working capital of $75,432 as of January 31, 2004. We estimate that our geological exploration program will cost approximately $65,250. Our total expenditures over the next twelve months are anticipated to be approximately $44,750 . Our working capital is sufficient to pay for the costs of phases one through four of the exploration program, however, we will need additional financing to complete the remaining fifth phase of our exploration program and any subsequent exploration work that may be recommended once our exploration program is complete.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned mining, development and exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTY

We have acquired a 100% undivided interest in a mineral claim known as the Glove Claim comprised of a twenty unit grid claim block with an area of 400 hectares and located in the Pass Creed area 20 kilometers north of Grand Forks, British Columbia, Canada.

Our sole director currently provides office space in his home at 2360 Palmerston Ave., West Vancouver, British Columbia, Canada which we use as our principal offices. The use of these premises as our principal offices is provided pursuant to a management and administrative services agreement with Mr. Asselstine dated May 1, 2004. We do not pay any extra amount under our management and administrative services agreement for use of these premises. This term of this management and administrative services agreement is on a month-to-month basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the votingrights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such person.

We issued 5,000,000 total shares of common stock to our president, Mr. Asselstine at a price of $0.001 per share for total consideration of $5,000 effective October 27, 2003. This issuance was made to Mr. Asselstine, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Act.

We completed an offering of 200,000 shares of our common stock at a price of $0.01 per share to Ian J. Asselstine and Blake Asselstine on December 13, 2003. Ian J. Asselstine and Blake Asselstine are both adult sons of Mr. Asselstine. The total amount we received from each of them pursuant to the offering was $2,000. We completed the offering pursuant to Regulation S of the Securities Act.

We entered into a management and administrative services agreement with Mr. Asselstine on May 1, 2004. Under this management and services agreement, we have agreed to pay to Mr. Asselstine a consulting fee of $500 per month in consideration for the agreement of Mr. Asselstine to provide:

1.	his services to carry out management and direction of our business, including managing and supervising and coordinating our mineral exploration activities; and

2.	office administration services, including telephone and computer services, to us.

We have agreed that the management services to be provided by Mr. Asselstine to us will account for approximately 15% of Mr. Asselstine's business time. The consulting fee will be increased in the event that Mr. Asselstine is required to spend more than 15% of his business time in providing the management services. Any increase to the consulting fee will be proportionate based on the actual amount of time spent by Mr. Asselstine in providing the Management Services. We have also agreed to reimburse Mr. Asselstine for any expenses directly attributable to performing his obligations pursuant to the agreement.

The management and administrative services agreement is on a month-to-month basis and is terminable by either party upon one month's notice to the other.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this Registration Statement, we had fifty four (54) registered shareholders.

None of the shares of our common stock are presently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933. On October 27, 2004, 5,000,000 shares of our common stock held by Mr. Asselstine will be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act. On December 13, 2004, an additional 1,700,000 shares of our common stock will be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act. On January 30, 2005, an additional 702,000 shares of our common stock will be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 74,020 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order for our common stock to be eligible for trading on the over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the over-the-counter bulletin board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the over-the-counter bulletin board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  We would not be able to pay our debts as they become due in the usual course of business; or

  Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through January 31, 2004.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
William Asselstine	President, CEO, and Sole Director	2003 2002 2001	$0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a
Derrick Page	Vice President, Corporate Development	2003 2002 2001	$0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a	0 n/a n/a

We are party to a management and administrative services agreement with Mr. Asselstine dated May 1, 2004, as described below under the heading “Management Agreement”. We presently do not have any compensation agreement with Mr. Page.

We do not pay to our directors any compensation for each director serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to the executive officers or directors from inception through January 31, 2004. We have also not granted any stock options to the executive officers since January 31, 2004.

Management Agreement

We entered into a management and administrative services agreement with Mr. Asselstine on May 1, 2004. Under this management and services agreement, we have agreed to pay to Mr. Asselstine a consulting fee of $500 per month in consideration for the agreement of Mr. Asselstine to provide:

1.	his services to carry out management and direction of our business, including managing and supervising and coordinating our mineral exploration activities; and

2.	office administration services, including telephone and computer services, to us.

We have agreed that the management services to be provided by Mr. Asselstine to us will account for approximately 15% of Mr. Asselstine's business time. The consulting fee will be increased in the event that Mr. Asselstine is required to spend more than 15% of his business time in providing the management services. Any increase to the consulting fee will be proportionate based on the actual amount of time spent by Mr. Asselstine in providing the Management Services. We have also agreed to reimburse Mr. Asselstine for any expenses directly attributable to performing his obligations pursuant to the agreement.

The management and administrative services agreement is on a month-to-month basis and is terminable by either party upon one month's notice to the other.

We do not pay Mr. Asselstine any other amount as compensation, other than as provided under the management and administrative services agreement.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited consolidated financial statements for the period ended January 31, 2004, including:

(a)	Auditors' Report

(b)	Consolidated Balance Sheet as of January 31, 2004;

(c)	Consolidated Statement of Operations and Comprehensive Income for the period from inception to January 31, 2004;

(d)	Consolidated Statement of Cash Flows for the period from inception to January 31, 2004;

(e)	Consolidated Statement of Stockholders' Equity for the period from inception to January 31, 2004; and

(f)	Notes to Financial Statements.

Unaudited consolidated interim financial statements for the three months ended April 30, 2004, including:

(a)	Consolidated Balance Sheets as of April 30, 2004 and January 31, 2004;

(b)	Consolidated Statements of Operations for the period from October 27, 2003 (incorporation) to April 30, 2004 and for the three months ended April 30, 2004;

(c)	Consolidated Statements of Cash Flows for the period from October 27, 2003 (incorporation) to April 30, 2004 and for the three months ended April 30, 2004;

(d)	Consolidated Statement of Stockholders' Equity for the period from October 27, 2003 (incorporation) to April 30, 2004; and

(e)	Notes to Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

INGENIUM CAPITAL CORP.

(A Pre-exploration Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2004

(Stated in US Dollars)

AMISANO HANSON
CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS' REPORT

To the Stockholders,
Ingenium Capital Corp.

We have audited the accompanying consolidated balance sheet of Ingenium Capital Corp. (A Pre-exploration Stage Company) as of January 31, 2004 and the related consolidated statement of operations and comprehensive income, stockholders' equity and cash flows for the period October 27, 2003 (Date of Incorporation) to January 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ingenium Capital Corp. as of January 31, 2004 and the results of its operations and its cash flows for the period October 27, 2003 (Date of Incorporation) to January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in the pre-exploration stage and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Amisano Hanson”
February 10, 2004	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
CONSOLIDATED BALANCE SHEET
January 31, 2004
(Stated in US Dollars)

ASSETS
2004
Current
Cash	$78,792

LIABILITIES

Current
Accounts payable and accrued liabilities	$3,360

STOCKHOLDERS' EQUITY

Capital stock
Authorized:
100,000,000 common stock, $0.001 par value
10,000,000 preferred stock, $0.001 par value
Issued and outstanding:
7,402,000 common shares	7,402
Contributed surplus	84,798
Deficit accumulated during the pre-exploration stage	(17,045)
Accumulated other comprehensive income	277

75,432

$78,792

Nature and Continuance of Operations – Note 1
Subsequent Event – Note 6

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
for the period October 27, 2003 (Date of Incorporation) to January 31, 2004
(Stated in US Dollars)

October 27, 2003
(Date of Incor-
poration) to
January 31,
2004
Expenses
Accounting and audit fees	$3,950
Bank charges	45
Legal fees	3,841
Office and miscellaneous	1,662
Mineral property costs	7,547

Net loss for the period	(17,045)

Other comprehensive income:
Foreign currency translation adjustment	277

Comprehensive loss for the period	$(16,768)

Basic and diluted loss per share	$(0.00)

Weighted average number of shares outstanding	-

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period October 27, 2003 (Date of Incorporation) to January 31, 2004
(Stated in US Dollars)

October 27, 2003
(Date of Incor-
poration) to
January 31,
2004
Operating Activities
Comprehensive loss for the period	$(16,768)
Change in non-cash working capital balance related to
operations
Accounts payable and accrued liabilities	3,360

Cash used in operating activities	(13,408)

Financing Activity
Issuance of common stock	92,200

Cash from financing activity	92,200

Increase in cash during the period	78,792

Cash, beginning of the period	-

Cash, end of the period	$78,792

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$-

Income taxes	$-

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
for the period October 27, 2003 (Date of Incorporation) to January 31, 2004
(Stated in US Dollars)

				Deficit
				Accumulated	Accumulated
			Additional	During the	Other
	Common Shares		Paid-in	Pre-exploration	Comprehensive
	Number	Par Value	Capital	Stage	Income	Total

Capital stock subscribed for cash:
– at $0.001	5,000,000	$5,000	$-	$-	$-	$5,000
– at $0.01	1,700,000	1,700	15,300	-	-	17,000
– at $0.10	702,000	702	69,498	-	-	70,200
Net loss for the period	-	-	-	(17,045)	-	(17,045)
Foreign currency translation adjustment	-	-	-	-	277	277

Balance, as at January 31, 2004	7,402,000	$7,402	$84,798	$(17,045)	$277	$75,432

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2004
(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company is in the pre-exploration stage. The Company has acquired a mineral property located in the Province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These consolidated financial statements have been prepared on a going concern basis. The Company has accumulated losses of $16,768 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management plans to continue to provide for its capital needs by issuing equity securities. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company was incorporated in the State of Nevada on October 27, 2003.

Note 2	Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

The consolidated financial statements have, in management's opinion been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Ingenium Capital B.C. Ltd. ("BC"). BC was incorporated by the Company under the Company Act of British Columbia on December 17, 2003. All inter- company transactions have been eliminated.

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2004
(Stated in US Dollars) – Page 2

Note 2	Summary of Significant Accounting Policies – (cont'd)

Pre-exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as pre-exploration stage.

Mineral Property

Costs of acquisition, exploration, carrying and retaining unproven mineral properties are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

Foreign Currency Translation

The Company's functional currency is United States dollars, however, the functional currency of the consolited entity is the Canadian dollar as substantially all of the Company's operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission ("SEC") and in accordance with the Statement of Financial Accounting ("FAS") No. 52.

Assets and liabilities of the subsidiary denominated in a foreign currency are translated at the exchange rate in effect at the period end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are include in the Accumulated Other Comprehensive Income account in Stockholders' Equity.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in Other Income (Expenses) on the Statement of Operations and Comprehensive Loss.

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2004
(Stated in US Dollars) – Page 3

Note 2	Summary of Significant Accounting Policies – (cont'd)

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to FAS, No. 109 "Accounting for Income Taxes". Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

The Company reports basic loss per share in accordance with the FAS No,. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share has not been provided as it would be antidilutive.

Financial Instruments

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Comprehensive Income

The Company has adopted FAS No. 130, "Reporting Comprehensive Income". Comprehensive income is comprised of foreign currency translation adjustments.

Note 3	Mineral Property

Glover Claim Group

On December 22, 2003 the Company acquired a 100% undivided right, title and interest in and to the Glover 2 mineral claim (20 units) located in the Greenwood Mining Division in the province of British Columbia, Canada for $3,016. As at January 31, 2004 the Company paid $4,147 for geological services and $384 for a mineral license.

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2004
(Stated in US Dollars) – Page 4

Note 4	Deferred Tax Asset

At January 31, 2004, the Company has accumulated non-capital losses totalling $9,204, which may be applied against future years taxable income. These losses expire as follows:

Year		Jurisdiction
2011	$2,074	British Columbia, Canada
2024	7,130	Nevada, U.S.A.
	$9,204

At January 31, 2004, the Company has also incurred Canadian exploration and development expenses of $7,547, which may be applied against certain future years taxable income at various rates.

The potential tax benefit of these loss and expenses, if any, has not been recorded in these financial statements.

Future income tax assets and liabilities are recognized for temporary differences between the carrying amount of the balance sheet items and their corresponding tax values as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized.

Significant components of the Company's future tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

Future income tax assets
Net tax losses carried forward	$1,850
Exploration and development expenses applied	2,839

4,689
Valuation allowance for future income tax assets	(4,689)

Future income tax assets	-
Future income tax liabilities	-

Future income tax assets, net	$-

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2004
(Stated in US Dollars) – Page 5

Note 5	New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 6	Subsequent Event

The Company intends to file a Form SB2 Registration Statement prospectus with the United States Securities and Exchange Commission to qualify for the sale by existing shareholders of 2,402,000 common shares at an offering price of $0.10 per share. The Company will not receive any proceeds from this offering as these shares have already been issued.

INGENIUM CAPITAL CORP.

(A Pre-exploration Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2004

(Unaudited)

(Stated in US Dollars)

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
INTERIM CONSOLIDATED BALANCE SHEET
(Unaudited)
(Stated in US Dollars)

	April 30,	January 31,
	2004	2004
ASSETS
Current
Cash	$72,450	$78,792

LIABILITIES
Current
Accounts payable and accrued liabilities	$11,146	$3,360

STOCKHOLDERS' EQUITY
Capital stock
Authorized:
100,000,000 common stock, $0.001 par value
10,000,000 preferred stock $0.001 par value
Issued and outstanding:
7,402,000 common shares (January 31, 2004: 7,402,000)	7,402	7,402
Additional paid-in capital	84,798	84,798
Deficit accumulated during the pre-exploration stage	(30,488)	(17,045)
Accumulated other comprehensive income (loss)	(408)	277

	61,304	75,432

	$72,450	$78,792

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
for the three months ended April 30, 2004,
for the period October 27, 2003 (Date of Incorporation) to April 30, 2004
(Unaudited)
(Stated in US Dollars)

		October 27, 2003
	Three months	(Date of Incor-
	ended	poration) to
	April 30,	April 30,
	2004	2004
Expenses
Accounting and audit fees	$1,032	$4,982
Bank charges	65	110
Filing	820	820
Legal fees	7,683	11,524
Office and miscellaneous	1,214	2,876
Mineral property costs – Note 3	2,637	10,184

Net loss before other item	(13,451)	(30,496)

Other Item
Interest income	8	8

Net loss for the period	(13,443)	(30,488)

Other comprehensive loss
Foreign currency translation adjustment	(685)	(408)

Comprehensive loss for the period	$(14,128)	$(30,896)

Basic and diluted loss per share	$(0.00)

Weighted average number of shares outstanding	7,402,000

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
for the three months ended April 30, 2004,
for the period October 27, 2003 (Date of Incorporation) to April 30, 2004
(Unaudited)
(Stated in US Dollars)

			October 27, 2003
	Three months		(Date of Incor-
	ended		poration) to
	April 30,		January 31,
	2004		2004
Operating Activities
Comprehensive loss for the period	$(14,128)	$	(30,896)
Change in non-cash working capital balance related to
operations
Accounts payable and accrued liabilities	7,786		11,146

Cash used in operating activities	(6,342)		(19,750)

Financing Activity
Capital stock subscriptions	-		92,200

Cash from financing activity	-		92,200

Increase (decrease) in cash during the period	(6,342)		72,450

Cash, beginning of the period	78,792		-

Cash, end of the period	$72,450		$72,450

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$-		$-

Income taxes	$-		$-

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
for the period October 27, 2003 (Date of Incorporation) to April 30, 2004
(Unaudited)
(Stated in US Dollars)

				Deficit
				Accumulated
				During the	Accumulated
			Additional	Pre-	Other
	Common Shares		Paid-in	exploration	Comprehensive
	Number	Par Value	Capital	Stage	Income (loss)	Total

Capital stock issued for cash:
– at $0.001	5,000,000	$5,000	$-	$-	$-	$5,000
– at $0.01	1,700,000	1,700	15,300	-	-	17,000
– at $0.10	702,000	702	69,498	-	-	70,200
Net loss for the period	-	-	-	(17,045)	-	(17,045)
Foreign currency translation adjustment	-	-	-	-	277	277

Balance, as at January 31, 2004	7,402,000	7,402	84,798	(17,045)	277	75,432

Net loss for the period	-	-	-	(13,443)	-	(13,443)
Foreign currency translation adjustment	-	-	-	-	(685)	(685)

Balance, as at April 30, 2004	7,402,000	$7,402	$84,798	$(30,488)	$(408)	$61,304

SEE ACCOMPANYING NOTES

INGENIUM CAPITAL CORP.
(A Pre-exploration Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2004
(Unaudited)
(Stated in US Dollars)

Note 1

Interim Reporting

While the information presented in the accompanying interim three-month consolidated financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented. All adjustments are of a normal recurring nature. The accompanying unaudited interim consolidated financial statements may not include all disclosures required by generally accepted accounting principles in the United States of America.

The results of operations for the three-month period ended April 30, 2004, are not necessarily indicative of the results to be expected for the year ending January 31, 2005.

These unaudited interim consolidated financial statements should be read in conjunction with the January 31, 2004 audited consolidated financial statements of the Company.

Note 2

Continuance of Operations

The Company is in the pre-exploration stage. The Company has acquired a mineral property located in the Province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These financial statements have been prepared on a going concern basis. The Company has accumulated losses of $30,896 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The Company was incorporated in the State of Nevada on October 27, 2003.

The Company has filed a Form SB–2 Registration Statement prospectus with the United States Securities and Exchange Commission to qualify for the sale by existing shareholders of 2,402,000 common shares at an offering price of $0.10 per share. The Company will not receive any proceeds from this offering as these shares have already been issued.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This Prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

Part II

Information Not Required In The Prospectus

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Expenses (1)	US($)
Securities and Exchange Commission registration fee	$30.43
Federal Taxes	$NIL
State Taxes and Fees	$NIL

Transfer Agent Fees	$1,000

Accounting fees and expenses	$8,000
Legal fees and expenses	$12,000
Miscellaneous	$NIL
Total	$21,030

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities

We issued 5,000,000 shares of common stock on October 27, 2003 to Mr. William Asselstine. Mr. Asselstine is our sole director and our president, secretary and treasurer. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") at a price of $0.001 per share, for total proceeds of $5,000. The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 1,700,000 shares of our common stock at a price of $0.01 per share to a total of five purchasers on December 13, 2003. The total amount we received from this offering was $17,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 702,000 shares of our common stock at a price of $0.10 per share to a total of 47 purchasers on January 30, 2004. The total amount we received from this offering was $70,200. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Item 27. Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of Lang Michener LLP, with consent to use (2)
10.1	Bill of Sale Absolute executed by John Kemp in favour of Ingenium Capital BC Ltd. and filed with the British Columbia Ministry of Employment and Investment – Energy and Minerals Division – Minerals Title Branch on December 22, 2003 (2)
10.2	Management and Services Agreement between Ingenium Capital Corp. and William Asselstine dated May 1, 2004 (2)
21.1	List of Subsidiaries (2)
23.1	Consent of Amisano Hanson, Chartered Accountants (3)
23.2	Consent of Laurence Sookochoff, Consulting Geologist (3)

(1)	Filed as an exhibit to the Registrant’s registration statement on Form SB-2 filed with the Commission on April 21, 2004
(2)	Filed as an exhibit to the Registrant’s Amendment No. 1 to registration statement on Form SB-2 filed with the Commission on June 24, 2004.
(3)	Filed as an exhibit this Amendment No. 2 to registration statement on Form SB-2.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on August 10, 2004.

INGENIUM CAPITAL CORP.

By: /s/ William Asselstine

William Asselstine
President and Director
(Principal Executive Officer and Principal
Financial Officer)